Exhibit 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 1996 Stock Incentive Plan, as amended, and to the 1987 Employee Stock Participation Plan, as amended, of Maxim Integrated Products, Inc. of our report dated August 2, 2004, with respect to the consolidated financial statements and schedule of Maxim Integrated Products, Inc. included in its Annual Report on Form 10-K for the year ended June 26, 2004, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

San Jose, California
February 3, 2005